GREEN ALPHA ADVISORS, LLC

DISCRETIONARY SUB-ADVISORY AGREEMENT

THIS AGREEMENT (this “Agreement”), is made and entered into as of February 14, 2013, and shall be effective as of March 8, 2013, by and between CCM Partners, L.P., a company incorporated and existing under the laws of California whose principal place of business is at 44 Montgomery Street, Suite 2100, San Francisco, California (“you” or the “Advisor”), and Green Alpha Advisors, LLC., a company incorporated and existing under the laws of Colorado whose principal place of business is at 1906 13th Street Suite 302, Boulder, Colorado (“we,” “us,” “our” or the “Sub-Advisor”).

WHEREAS the Advisor is the investment adviser of the Shelton Funds, a Delaware business trust registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company (the “Fund”) and the Shelton Green Alpha Fund (the “Fund”) a series of the Trust;

WHEREAS, the Sub-Advisor is registered with the Securities Exchange Commission as a registered investment adviser and approved to manage assets of registered investment companies;

WHEREAS, the Advisor desires to establish a discretionary investment sub-advisory arrangement with the Sub-Advisor for the purpose of execution of discretionary decisions with respect to the assets of the Fund (“Assets”);

WHEREAS, the Sub-Advisor is willing to assume such responsibilities in accordance with the terms of this Agreement; and

NOW, THEREFORE, the Advisor appoints the Sub-Advisor as agent for the Advisor solely to the extent required to carry out its duties under this Agreement or as otherwise expressly authorized, with the discretion and responsibility with regard to the management and investment of the Assets, and the Sub-Advisor accepts the appointment subject to the following terms:

Scope of Engagement.

(a)          As the discretionary sub-advisor of the Fund, we shall have and hereby are granted the authority to:

(i)	manage the investment and re-investment of the Assets of the Fund on your behalf,

(ii)	take all day-to-day decisions and otherwise act as we judge appropriate in relation to the management of the Assets, subject to the Investment Policies in the then current registration statement, and

(iii)	taking into consideration rules and regulations to which we are subject in the conduct of our business, including but not limited to our duty of loyalty to you, but otherwise at our complete and absolute discretion (without prior reference to you) both as to the nature and amount.

(b)         The activities engaged in by us on your behalf shall at all times be subject to your supervision and review and to the supervision and review of the Board of Trustees of the Fund (“the Board”).

(c)         Without prejudice to the generality of clause (a) above, and subject to the Investment Policies of the Fund, if any, we shall have the authority on your behalf to:

(i)	purchase, subscribe for or otherwise acquire or deal in any Investments for the Fund and to retain the same and to sell, redeem, exchange, vary or transpose the same;

(ii)	exercise any conversion privileges and/or any rights attaching to any of the Investments comprised in the Fund;

(iii)	exercise all rights of voting conferred by Investments comprised in the Fund in accordance with Article 10 hereof;

(iv)	cause such sums as we may deem fit to be retained in cash or placed on deposit with or through the Custodian;

(v)	instruct the Custodian in relation to any transaction coming within our authority hereunder;

(vi)	effect transactions in and give advice in relation to options, futures and contracts;

(vii)	subscribe to issues and offers for sale of any Investments for the Fund; and,

(viii)	appoint counterparties, agents, brokers and dealers (hereinafter referred to as “Brokers”) in respect of the Fund.

(d)        Except as set out in Schedule 2(c) hereto which consists of the investment restrictions and policies of the Fund contained in the registration statement of the Fund in effect from time to time (which shall be deemed to be incorporated into Schedule 2(c)), there are no restrictions on the markets on which transactions may be executed for the Fund, on the types of Investment in which the Fund may be invested, or on the value of any one Investment or the proportion which any one Investment or any particular kind of Investment may constitute in the Fund other than those which may be set out in the Investment Policies.

(e)         Notwithstanding anything provided in the Investment Policies or elsewhere, this Agreement will not be deemed to have been breached and we will not be liable to you as a result of (i) any events or circumstances outside our reasonable control including, but not limited to, changes in the price or value of Investments of the Fund, market movements or any issue, redemption or cancellation of Investments by, or capital reconstruction of, a company in which Investments are held for the Fund; or (ii) the non-achievement of any targets related to investment or risk, including performance and tracking error targets. In the performance of its duties and obligations under this Agreement with respect to the Assets, the Sub-Advisor shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) the Fund’s prospectus (the “Prospectus”) and statement of additional information (the “SAI”) as in effect from time to time (which limits and requirement shall be deemed to be incorporated into Schedule 2(c); (B) instructions and directions of the Advisor and of the Board; (C) requirements of the 1940 Act, the US Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable U.S. federal and state laws and regulations; and (D) the policies and procedures established by the Fund, to the extent communicated to Sub-Advisor in writing.

(f)         On each business day, Sub-Advisor shall provide to the Custodian and the Fund’s administrator information relating to all transactions concerning the Assets effected that day and shall provide the Advisor with such information upon the Advisor’s request.

(g)         Sub-Advisor (A) shall maintain such books and records as are required based on the services provided by Sub-Advisor pursuant to this Agreement under the 1940 Act, (B) the Board such periodic and special reports as the Board or the Advisor may reasonably request in writing, and (C) shall meet with any persons at the request of the Advisor or the Board for the purpose of reviewing Sub-Advisor’s performance under this Agreement at reasonable times and upon reasonable advance written notice. The Sub-Advisor shall timely furnish to the Advisor all information relating to Sub-Advisor’s services hereunder which are needed by the Sub-Advisor to maintain the books and records of the Fund required under the 1940 Act.

The Sub-Advisor shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Sub-Advisor and the Advisor. The Sub-Advisor agrees that all records which it maintains for the Fund are the property of the Fund and the Sub-Advisor will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Sub-Advisor may retain a copy of such records. The Sub-Advisor further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant hereto.

(h)         As requested, the Sub-Advisor shall timely provide to the Advisor: (i) information and commentary with respect to the Assets for the Fund’s annual and semi-annual reports, in a format approved by the Advisor, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Assets under this Agreement, Including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to the Assets, upon reasonable request, in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a monthly sub-certification with respect to compliance matters related to Sub-Advisor and the Assets, in a format reasonably requested by the Advisor, as it may be amended from time to time; and (iii) an annual certification from Sub-Advisor’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisors Act”), or his or her designee, with respect to the design and operation of Sub-Advisor’s compliance program, in a format reasonably requested by the Advisor.

(i)         Unless otherwise specifically and expressly indicated in this Agreement, you acknowledge and understand that the service to be provided by us under this Agreement is limited to the management of the Assets based upon the Investment Strategy described in Schedule 2(d) hereto and does not Include financial planning or any other related or unrelated services.

2.	Fees and Expenses.

As remuneration for our services hereunder, we shall be entitled to receive from you such Sub-Advisory Fee in the amounts, at the times and otherwise in the manner as specified in Schedule 3- Sub-Advisor Fees hereto. Fees and expenses of the Custodian and all Brokers, all costs incurred in connection with the acquisition and disposal of the Assets and the exercise of all voting or other rights in accordance with Article 10, and all Interest charges, registration and transfer fees, taxes, governmental charges and other similar liabilities and costs payable or incurred by us under this Agreement shall be paid out of the Assets.

3.	Client Representation and Warranties.

(a)         You represent that you have the full legal power and authority to enter into this Agreement, have obtained all necessary governmental and regulatory approvals, consents and licenses, and any other filings and registrations that may be necessary to enter into this Agreement, and that the terms of this Agreement do not violate any obligation or duty to which you are bound, whether arising out of contract, operation of law, or otherwise.

You represent that you are duly formed and validly existing and in good standing under the laws of the jurisdiction in which you were established, that this Agreement has been duly authorized by appropriate corporate resolution or other action, and when so executed and delivered, shall be binding in accordance with its terms. You further represent that you are in full compliance with any anti-money laundering rules to which you are subject.

You acknowledge that you have provided us with your current client profile information required by us in order for us to comply with applicable anti-money laundering laws and regulations, and represent that such information is complete and accurate in all material respects and warrant that you will promptly inform us in writing if and when such information becomes incomplete or inaccurate during the term of this Agreement.

You agree that you will provide us with additional client profile information that we may request from time to time in order for us to comply with applicable anti-money laundering laws and regulations.

(b)        You acknowledge that we do not provide tax or legal advice. All recommendations that have tax or legal ramifications should be reviewed by your tax and legal advisors before implementing. You and your tax advisors remain fully responsible for the management of your affairs for tax purposes. You will hold us harmless for tax and/or legal consequences of our recommendations. Any references to particular tax treatment in this Agreement may depend on your individual circumstances and may be subject to change in the future.

(c)        You acknowledge that selection of the Custodian is not our responsibility. We shall have no responsibility for any actions of the Custodian.

(d)        You agree to execute any other agreements with Brokers, custodians, or other service providers we deem reasonably necessary in connection with this Agreement in a timely manner. You will promptly notify us of any changes to the custodian, and any arrangements with the custodian, which govern the loaning of securities. You also agree to provide us with any other information and/or documentation that we may reasonably request in furtherance of this Agreement or related to your investment needs, goals, objectives, and risk tolerance for the Fund.

(e)        You acknowledge that you and the Board solely responsible for determining the Investment Policies in light of applicable laws and regulations that may be applicable to the Fund, the Assets and the Investments (including those outside the scope of this Agreement). We shall have no responsibility for determining whether the Investment Policies are appropriate in light of the foregoing.

(f)         You represent that the Fund is and will continue to be free from all liens, charges, options, third party rights and other encumbrances and that the Fund is not subject to any restrictions in its management, other than registered investment company status requirements, not reflected in this Agreement or in the Fund’s registration statement. You undertake not to deal, or to authorize anyone else to deal, except through us, with any of the cash, Investments or other assets of the Fund.

(g)        You warrant and undertake that in the performance of this Agreement, you will comply in all material respects with all laws, rules, regulations, decrees and other ordinances issued by any supra-governmental, governmental or other authority relating to the subject matter of this Agreement and to the performance by the parties hereto of their obligations under this Agreement.

4.	Sub-Advisor Representations and Warranties

(a)         We represent that we have the full legal power and authority to enter into this Agreement, have obtained all necessary governmental and regulatory approvals, consents and licenses, and any other filings and registrations that may be necessary to enter into this Agreement, and that the terms of this Agreement do not violate any obligation or duty to which we are bound, whether arising out of contract, operation of law, or otherwise.

(b)         We represent that we are duly formed and validly existing and in good standing under the laws of the jurisdiction in which we were established, that this Agreement has been duly authorized by the appropriate corporate resolution or other action, and when so executed and delivered shall be binding in accordance with its terms.

(c)         We warrant and undertake that in the performance of this Agreement, we will comply with all laws, rules, regulations, decrees and other ordinances issued by any supra-governmental, governmental or other authority in the United States relating to the subject matter of this Agreement and to the performance by the parties hereto of their obligations under this Agreement.

(d)        We represent that we are a skilled and experienced portfolio manager and have the ability and capacity to perform the services described in Article 2 reliably and professionally.

(e)         Sub-Advisor (i) is registered as an Investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to the Fund to the Advisor; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable US federal requirements as necessary to be met in order to perform services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify the Advisor of the occurrence of any event that would disqualify Sub-Advisor from serving as an Investment adviser of an Investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(f)         The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Advisor and the Fund with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Advisor shall certify to the Advisor and the Fund that Sub-Advisor has complied with the requirements of Rule 17J-1 during the previous year and that there has been no material violation of Sub-Advisor’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(g)         The Sub-Advisor has provided the Advisor and the Fund with a copy of its Form ADV Part 2 as most recently filed with the SEC, and promptly will furnish a copy of all amendments thereto to the Advisor and the Fund.

(h)         The Sub-Advisor will promptly notify the Advisor and the Fund of any changes in its managers, members, directors, and/or other persons with control over portfolio management or in the key personnel who are either the portfolio manager(s) responsible for managing the Assets or Sub-Advisor’s Chief Executive Officer or President, or if there is otherwise an actual or pending change in control (within the meaning of the 1940 Act) of the Sub-Advisor.

6.	Reporting.

We shall promptly inform you of any development that may have an impact on our ability to carry out our duties and responsibilities under this Agreement effectively

We will provide you with reports as set out below. In no event and under no circumstances will we, our employees, agents or affiliates incur any liability or responsibility for any determination or the accuracy of the valuation information (including those provided by a third party).

Reporting shall including, but is not limited to the following:

1.	Annual 15(c) information request
2.	Quarterly compliance checklist
3.	Compliance Information In accordance with the Trust’s policies and procedures
4.	Monthly report which shall include account performance, top 10 holdings and sector information
5.	Other information as may be reasonably requested by the Fund’s Board of Trustees or the investment Advisor.

7.	Execution of Brokerage Transactions.

Except as set out below, we shall place all orders for the purchase and sale of securities on your behalf with Brokers whom we select. We shall use our best efforts to seek to execute transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. In placing such orders, we will give consideration to obtaining the best net price and the most favorable execution of our orders and, consistent with the Fund’s then current trading policies, a copy of which has been provided to the Advisor.

The Sub-Advisor may, subject to prior written approval by the Advisor, to the extent permitted under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Sub-Advisor an amount of commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines, in good faith, that such amount of commission is reasonable In relation to the value of such brokerage or research services provided in terms of that particular transaction or the Sub-Advisor’s overall responsibilities to the Fund or its other clients. In addition, the Advisor hereby agrees that any entity or person associated with the Sub-Advisor that is a member of a national securities exchange is authorized to effect any transaction on such exchange to the extent and as permitted by Section 11(a)(1)(H) of the 1934 Act. We will not effect investment transactions for the Fund for the purpose of receiving services through a third party under any soft dollar commission agreement.

You agree and acknowledge that we may place “block trades” when the trading orders of securities for multiple accounts that share the same order conditions (i.e., the type and the issue of the securities, whether to buy or sell the securities, the trade type and the execution price (including the price range) are the same). In these trades that we execute, we use the “average unit price,” which sets the average unit price as the trading unit price. In case of a partial execution (in which only a part of an order is executed) resulting from a block trade, allocation is made to each account with the allocation method as follows.

Allocation Method of Securities:

1.	Sell and buy Order: Multiply the total executed volume of the block trade by the ratio determined by dividing the order volume for each account by the total order volume.

2.	Fractions of less than the trading unit in the allocated volume as a result of the calculation according to the above method shall be truncated. The difference between the total execution volume and the total allocated volume for each account as a result of the above calculation method shall be allocated in accordance with our internal regulations.

8.	Transactions involving Affiliated Companies

With advance notification and’ written approval by the Advisor and provided that we comply with the Fund’s policies and procedures adopted pursuant to Rules 10f-3 and 17e-1 under the 1940 Act who may be an affiliate of the Sub-Advisor.

9.	Risk Acknowledgement.

We do not guarantee the future performance of the Fund, any specific level of performance, the success of any investment decision or strategy that we may use including our Investment Strategy, or the success of our overall management of the Assets of the Fund. Any target, including any risk or performance target, is merely a target and there can be no assurance that the target will be attained. You understand that our investment decisions made for the Fund are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The strategies employed in the Fund are complex and you acknowledge your understanding of the methods that we use when managing the Assets of the Fund. Strategies use active management of Investments which may utilize futures and options contracts. Past performance is not an indication of future performance.

10.	Proxies Class Actions.

(a)         Green Alpha Advisors shall exercise any voting or other rights attaching to the investments in the Fund as deemed in the best interests of the Fund in accordance with Shelton Capital’s proxy voting policy, as approved by the Board of Trustees. (The Board of Trustees has approved the policies of Glass Lewis Co, the Trust’s proxy voting service provider). The Fund is responsible for any reasonable third party expenses involved.

(b)         We are not responsible for and are not authorized to represent the Fund’s interests in connection with litigation affecting companies whose securities may be held by the Fund from time to time. You and/or the Board retain full and sole authority to determine whether or not to commence, settle or terminate litigation against any such company, including any decision to participate as a member of a class action litigation that may arise with respect to any such company, or to release claims that the Fund may have against any such company. Accordingly, you and/or the Board have the sole responsibility to instruct the Custodian to direct any correspondence relating to such litigation to you.

11.	Non-Exclusivity.

You acknowledge and understand that we shall be free to render investment management services to non-40 Act clients and that we do not make our services available exclusively to you. We acknowledge that the Sub-Advisor will not launch competitive 40-Act products without prior approval from the Advisor, which will not be unreasonably withheld. We hereby grant the Advisor a 30-day right of first refusal for any future 40 Act funds with a green strategy, but in no instance will we seek to launch a directly competitive fund. You shall not be entitled to use the advice or recommendations or services given by us hereunder for the benefit of any party other than the Fund save with our prior written authorization for each specific use on each occasion for the benefit of a specific party for any future funds filed under the ’40 Act, by Shelton Capital Management.

We may have or take the same or similar positions in specific investments for our own accounts, or for the accounts of other clients, as we do for you. Nothing in this Agreement shall put us under any obligation to purchase or sell, or to recommend for purchase or sale for the Fund, any security which we may purchase or sell for our own accounts or for the account of any other client, unless in our sole determination, such investment would be in the best interest of the Fund. Subject to our obligations under this Agreement and applicable law, you acknowledge that we shall be free to advise and manage accounts of other clients, and shall be free to trade on the basis of (i) the same trading systems, methods, or strategies we employ for the Fund, or (ii) trading systems, methods, or strategies which are entirely independent of, or materially different from, those employed for the Fund. Furthermore, we shall be free to compete for the same financial instruments as the Fund.

12.	Amendment.

Save as otherwise herein provided, no provision of this Agreement may be amended, waived, discharged or discontinued except by an agreement in writing signed by each of the parties hereto.

13.	Assignment.

This Agreement is personal to the parties hereto and neither party may assign its rights or obligations hereunder without the prior written consent of the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act, as modified by any exemptive rules or orders of the SEC, or as interpreted by applicable no-action positions of the staff of the SEC).

14.	Confidentiality and Data Protection.

(a)         Except as required by applicable law, rule or regulation, or in order to implement your investment objectives or perform the services contemplated by this Agreement, both parties agree to treat information provided in connection with this Agreement as confidential; provided, however, we may disclose information relating to you or the Fund to employees, officers or agents thereof, third party or parties to whom we outsource our investment management and investment advisory back office operations (“Outsourcee”), third party or parties to whom the Outsource re-outsources our investment management and investment advisory back office operations, consultant, attorney, accountant, or any other agent of us and, where relevant, to the Custodian in relation to transactions undertaken for the Fund (hereinafter referred to as ‘our Recipients”), if we consider it necessary or beneficial, upon undertaking reasonable steps to ensure our Recipients’ compliance with the confidentiality provisions of this Agreement.

(b)         You acknowledge that our Investment Strategy is non-public, confidential, and proprietary in nature, and that we own all intellectual property, including, without limitation, trademarks, trade secrets, patents, and industrial rights, in relation to our Investment Strategy. You agree not to disclose (except if otherwise required by applicable law) to any third party or, for your own commercial benefit, utilize the Investment Strategy or duplicate the transactions implemented in the Fund’s Account in any other account in which you have a direct or indirect beneficial interest or provide access to the Investment Strategy to any third party. You recognize that we have legitimate business interests to protect, and as a consequence, you agree to the foregoing restrictions because they further our legitimate business interests.

(c)         Notwithstanding paragraphs (a) and (b) of this Article, both parties may disclose the information specified in paragraphs (a) and (b) of this Article as required by law or a court order, or as requested by any government, regulatory agency.

(d)         You acknowledge that monetary damages would not provide an adequate remedy for a breach of this Article and therefore agree, notwithstanding provisions for arbitration set forth herein, that we may seek equitable remedies in addition to monetary damages.

(e)         The provisions of this Article 14 shall survive any termination of this Agreement.

15.	Liability and indemnification.

(a)        Except as otherwise provided by law, and absent any willful misfeasance, bad faith, reckless disregard, or gross negligence in the performance of our duties under this Agreement, or any reckless disregard of our obligations and duties under this Agreement. (hereinafter, “Disabling Conduct”), we shall not be liable, whether directly or Indirectly, to you or any third party for any damages or losses due to any act or omission of the Sub-Advisor which arise out of or are in connection with this Agreement or the Assets that may be sustained with respect to services rendered hereunder.

(b)        Each party hereto agrees to indemnify and hold the other party, the other party’s directors, officers, shareholders, Affiliated Companies, employees, members, managers, agents, advisers, controlling persons, sub-advisers, assigns and representatives and the legal representatives and affiliates of any of them and any person who was at the time in question such a person (each, an “Indemnified Person”) harmless from and against any losses, expenses, judgments, disbursements, suits, claims, liabilities, obligations, fines, penalties, charges, settlement costs, fees and related expenses (including attorneys’ fees and expenses), costs, damages and interest on any of the foregoing (collectively, “Damages”) in connection with any action, suit, claim, inquiry, investigation, appeal or other proceeding, whether civil or criminal, whether pending or threatened, whether or not the indemnified Person is or may be a party thereto, before any court or administrative or investigative body which arise out of or are in connection with this Agreement or the Assets, except with respect to any matter which shall have been finally determined by a court of competent jurisdiction to have resulted from such indemnified Person’s Disabling Conduct.

(c)        We shall not compensate you for any losses incurred by you as a result of our management of the Fund’s Assets under this Agreement in good faith and with due care and diligence, and we shall not provide you or the Fund with any extraordinary benefits in connection with the performance of this Agreement. You shall not demand any aforementioned compensation or extraordinary benefits from us.

(d)        Nothing in this Agreement shall operate to exclude or restrict any duty or liability we may have to you or the Fund under any applicable laws or regulations. Nothing in this Agreement shall protect Sub-Advisor from any liabilities that It may have under the Securities Act of 1933, as amended, (the “1933 Act”), the Advisers Act or the 1940 Act. The Sub-Advisor does not warrant that the Assets will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

16.	Custodian.

We shall not maintain physical custody of the Assets; rather the Assets will be held in the custody of a custodian chosen by you at your sole discretion. We are authorized to give instructions to the Custodian with respect to all investment decisions regarding the Assets and the Custodian is hereby authorized and directed to effect transactions, deliver securities, make payments and otherwise take such actions as we shall direct in connection with the performance of our obligations under this Agreement with respect to the Assets. The Custodian is further authorized to provide us with copies of all Fund documentation including but not limited to account establishment documents, communications whether in electronic or written form provided by the Custodian and such other documentation as we may reasonably request to carry out our obligations under this Agreement. The fees charged to you by the Custodian are exclusive of, and in addition to, the Sub-Advisory Fee and other charges referred to in this Agreement.

You have appointed the Custodian to be responsible for settling transactions and arranging custody and safekeeping of the Assets, collecting income and other entitlements and all other administrative functions in relation to the Assets. We shall not be responsible for any such matters. All Assets in registered form will be registered by the Custodian in such manner as shall be agreed between you and the Custodian. All dividends, interest and other income and entitlements in respect of the Assets shall be paid into your account with the Custodian and shall be treated as an accretion to the Fund.

Such directors and employees of the Sub-Advisor as we may from time to time notify to the Custodian shall be authorized for the purposes of instructing the Custodian in relation to the management of the Fund. You will ensure that the Custodian is obliged to comply with any instructions we may give under this Agreement and shall take all such other steps as we may reasonably require to enable us to fulfil our obligations under this Agreement. We will not be responsible for supervising the Custodian and shall not be liable for any failure or delay in settlement, regardless of the reason of any such failure or delay. In managing the Fund, we shall, unless we are notified to the contrary, be entitled to assume that all transactions are settled on the due dates.

17.	Key Personnel and Relationship Management.

We shall notify you and the Fund in writing of any changes of any material persons responsible for the oversight of the Fund , any material allocation of resources to management activities relating to the Fund and any material changes in the processes of our investment strategy.

18.	Severability.

If any provision of this Agreement is deemed to be illegal or unenforceable, in whole or in part, under any enactment or rule of law or otherwise, such term or provision or part shall to that extent be deemed not to form a part of this Agreement. The remaining provisions of this Agreement shall be valid and binding, and remain in full force and effect, as though such illegal or unenforceable provision was not included.

19.	Entire Agreement.

This Agreement, including the Schedules, which are incorporated by reference and made a part of this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and any ancillary matters thereto, and supersedes all understandings, agreements (oral and written), or representations with respect to the subject matter of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

20.	Terms of Agreement and Termination.

Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder or any applicable exemption therefrom; provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by a vote of the Board or by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at anytime, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund upon sixty (60) days’ written notice to the Sub-Advisor. This Agreement may also be terminated, without the payment of any penalty, by the Fund, the Advisor, or the Sub-Advisor upon sixty (60) days’ written notice provided that this Agreement may be terminated sooner by you or us upon notice taking immediate or subsequent effect if:

(a)       either you or we have breached or are in breach of any of the terms of this Agreement and have not remedied such breach within thirty (30) days after service of notice by the other party requiring the same to be remedied;

(b)       either you or we have gone into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation on terms previously approved in writing by the other party); or

(c)       termination of this Agreement is required by any relevant competent authority.

Termination of this Agreement, however caused, shall not affect any contractual provision intended to survive termination, or any rights, indemnities, existing commitments or liabilities which have accrued prior to the date of termination, and such termination shall be without prejudice to the completion of any transactions initiated prior to the receipt of such notice (which shall be executed or completed notwithstanding such termination). Termination of this Agreement shall not affect the completion of any transaction which is in progress at the time at which such termination occurs. We may direct the Custodian to retain and/or realize such cash, investments or other assets as may be required to settle transactions already initiated and to pay any of your outstanding liabilities. You will pay or cause the Fund to pay our fees to the date of termination.

In the event of termination of this Agreement for whatever reason, the Sub-Advisor will at its sole expense, during the notice period (if any) and after termination has taken effect, use all reasonable efforts to assist the Advisor in transferring management of the Fund to a new Sub-Advisor, within a reasonable time frame. This obligation includes assisting with the transfer of any customer data or other information and the transfer of any software or hardware and any other resources that will remain the property of the Fund after the termination of this Agreement. The parties shall cooperate fully to ensure orderly transfer of all the Fund’s records and Assets. If the Advisor determines not to transfer the Fund to another Sub-Advisor, then the Sub-Advisor will seek to ensure that all outstanding transactions for the Fund are completed or closed out expeditiously.

21.	Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of California and the parties hereby submit to the exclusive jurisdiction of the United States District Court, Northern District of California.

22.	Notices and communications.

Any notice, correspondence, or other communication required in connection with this Agreement will be deemed effective upon receipt if delivered to (i) you or the Sub-Advisor at the respective addresses listed above, or (ii) the Fund at P.O. Box 387, San Francisco, California 94104, unless (a) you, the Fund or the Sub-Advisor has notified the other parties of another address in writing, or (b) you or the Fund have consented in writing to receive such notice, correspondence, or other communication from us by electronic delivery (e.g., e-mail). All of your directions to us (including notices, instructions and directions relating to changes in your investment objectives) shall be in writing. We may rely upon any such direction, notice, or instruction unless and until we have been advised in writing of changes thereto.

23.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

24.	Section or Article Headings.

Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

25.	Delegation

We will not delegate in whole or in part the performance of any of our duties or functions hereunder and the exercise of any of our discretion in managing the Fund without advanced written approval of the Advisor and, if required, a vote of the majority of the persons who are not within the definition of the 40 Act, interested persons of the Advisor, Fund, or affiliates of either.

26.	Force Majeure.

In the event of any failure, interruption or delay in the performance of our obligations under this Agreement resulting from acts, events or circumstances not reasonably within our control including, but not limited to, industrial disputes, acts or regulations of any governmental or supranational bodies or authorities, and breakdown, failure or malfunction of any telecommunications or computer service or systems, we shall not be liable or have any responsibility of any kind for any loss or damage thereby incurred or suffered by you.

27	Receipt of Disclosures

You hereby acknowledge receipt of our Privacy Policy and a copy of our written disclosure statement as set forth on Part II of Form ADV (Uniform Application for Investment Adviser Registration) or otherwise meeting the requirements of Rule 204-3 of the Advisers Act. “Privacy Policy” means our privacy policy as in effect on the date hereof, a copy of which is appended hereto, as the same may be amended from time to time in the sole discretion of the Sub-Advisor.

28.	Complaints and Compensation.

We have in operation a written complaints procedure for the effective consideration and proper handling of complaints. All formal complaints should in the first instance be made in writing to our Chief Compliance Officer.

29.	Proper Instructions.

We shall be under no liability on account of anything done or permitted by us to be done in good faith as a result of Proper instructions we receive from you. “Proper Instructions” means instructions in respect of any of the matters referred to in this Agreement by telephone (confirmed in writing, by mail or by facsimile) given or purported to be given, or in writing by mail or by facsimile signed or purported to be signed by such one or more persons you have notified us from time to time as being authorized to give the particular class of instruction in question, and unless we shall have received written notice to the contrary, whether or not the authority of any such person shall have been terminated (each of such persons being hereinafter referred to as an “Authorized Signatory”). The names and specimen signatures of the Authorized Signatories will initially be provided to us by you following execution of this Agreement, and in each case shall remain in force unless and until we receive from you written instructions revoking the authority of the Authorized Signatory. We may also act pursuant to oral instructions from any one Authorized Signatory and you shall confirm such instructions subsequently in the manner described above; we shall be under no liability or duty to obtain such confirmation; provided, however, we need not act on instructions we reasonably believe to be: (a) in contravention of any law or rule in any relevant jurisdiction, but in such event we shall endeavor to notify you without delay; (b) unclear, ambiguous or in conflict with other instructions received; or (c) inconsistent with the terms of this Agreement. We shall notify you in writing if we are not going to act on your instructions.

30.	Operation of Agreement.

This Agreement shall not operate so as to create a partnership, joint venture or any arrangement other than that of an independent contractor relationship between the parties hereto.

31.	Parties.

References in this Agreement to the parties hereto shall include their respective heirs, successors in title, permitted assigns and personal representatives. Reference in this Agreement to the parties hereto shall include also their respective directors, officers, employees, servants and agents. The Sub-Advisor acknowledges that the Fund is a third party beneficiary of this Agreement.

32.	Further Assurance.

Each party shall at its own expense execute such documents and do all other things as may be reasonably be required by the other party hereto to obtain the full benefit of this Agreement and to assure to the other party hereto the rights agreed to be granted to it under this Agreement.

33.	Failure to Require Performance.

The failure by either of the parties hereto at any time to require performance by the other party hereto or to claim a breach of any term of this Agreement shall not be deemed to be a waiver of any right under this Agreement, and no waiver of any provision hereof shall be effective unless made in writing by the person or persons granting the waiver.

IN WITNESS WHEREOF, Sub-Advisor and the Advisor have affixed their signatures on the date above written.

For and on behalf of
Green Alpha Advisors, LLC

By:

Name:	JEREMY W. DEEMS
Title:	CO-FOUNDER, CFO & COO

For and on behalf of
CCM Partners, LP

By:
RFS Partners, its General Partner

By:
Richard F. Shelton, Inc., its General Partner

By:
Stephen C. Rogers, Co-trustee of Richard F. Shelton Trust, Sole Voting Shareholder of Richard F. Shelton, Inc.

SCHEDULE A

Fund account assets:

a)	Custodian Name: U.S. Bank

b)	Account Name: Shelton Green Alpha Fund

c)	Account Number: 821637949 to account 19-6038

d)	Attention: Elaine Valvano

SCHEDULE 3

Sub-Advisory Fee Arrangements

For the purpose of determining fees payable to Sub-Advisor, the value of the Fund’s average daily net assets allocated to Sub-Advisor under this Agreement shall be computed at the times and in the manner specified in the Prospectus or SAI, as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be the total accrued sub-advisory fee as calculated on a daily basis from the effective date to the end of the month or from the beginning of the month to the date of termination.

Pursuant to Article 2 of this Agreement, the Sub-Advisor shall be entitled to receive from the Advisor a Sub-Advisory Fee calculated on a daily basis and paid by the 30th day following each calendar quarter during the term of this Agreement at the rate of 50 basis points per annum of average daily net assets of the Fund, less 50% of management fee reimbursements, any set up and on-going costs, fees and expenses paid to third parties for access to fund platforms or services to the Fund’s (“Third Party Fees”).

The Fund Administrator shall deliver promptly to the Sub-Advisor following the end of the month an accounting of the Sub-Advisory Fee accrued with respect of the period ending together with a statement showing in reasonable detail the calculation of the Sub-Advisory Fee including any Third Party Fees.